Exhibit 99.0

For Immediate Release	Contact:	Bob DeFillippo
November 8, 2005		(973) 802-4149

PRUDENTIAL DECLARES ANNUAL DIVIDEND ON COMMON STOCK

AND ANNOUNCES 2006 SHARE REPURCHASE PROGRAM

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) announced today that its Board of Directors has declared an annual dividend for 2005 of $0.78 per share of Common Stock, payable on December 19, 2005, to shareholders of record at the close of business on November 22, 2005. The 2005 Common Stock dividend declared represents an increase of approximately 25 percent over the 2004 Common Stock dividend.

In addition, the company announced that its Board of Directors has authorized repurchases of up to $2.5 billion of its outstanding Common Stock in calendar year 2006 under the company’s stock repurchase program.

The Board previously authorized the repurchase of up to $2.1 billion of its outstanding Common Stock in 2005. From January 1, 2005 through November 7, 2005, the company has repurchased approximately $1.7 billion of its Common Stock under the authorization for 2005.

Prudential Financial companies, with approximately $522 billion in total assets under management as of September 30, 2005, serve individual and institutional customers worldwide and include The Prudential Insurance Company of America, one of the largest life insurance companies in the United States. These companies offer a variety of products and services, including life insurance, mutual funds, annuities, pension and retirement related services and administration, asset management, securities brokerage, banking and trust services, real estate brokerage franchises and relocation services. For more information, visit www.prudential.com.